PowerCompute (Nasdaq: PWCM) Reports Third Quarter 2026 Results: Bitcoin Production Up 36%; Buys 600 S21++ Miners Expected to Add About 10% to Hashrate

Secured debt reduced 94% and annual secured interest cut to approximately $138,000, with no Bitcoin pledged; mining margin improved to 50.7% from 29.0% in Q2 2026

Net income of $0.4 million, or $0.20 per share, on fair value gains as Bitcoin rose approximately 43% during the quarter

TAMPA, Fla., November 13, 2026 - PowerCompute, Inc. (Nasdaq: PWCM) (“PowerCompute” or the “Company”), formerly LM Funding America, Inc., a Bitcoin mining and power-infrastructure company, today reported results for the three and nine months ended September 30, 2026. The Company mined 23.9 Bitcoin in the third quarter of 2026 (“Q3 2026”), up 35.8% compared against the third quarter of 2025 (“Q3 2025”), and mining margin improved to 50.7% compared against 29.0% in the second quarter of 2026 (“Q2 2026”). Because the average value of each Bitcoin mined was 37.5% lower than in Q3 2025, revenue was $1.9 million, compared with $2.2 million in Q3 2025.

On September 24, 2026, the Company repaid and terminated its Bitcoin-backed credit facility, reducing secured debt from approximately $19.4 million at June 30, 2026 to $1.25 million, with no Bitcoin pledged. In November 2026, the Company paid approximately $1.0 million in cash for 600 Bitmain Antminer S21++ miners which is anticipated to be in service by mid-December 2026. The Company anticipates this purchase to increase its active Bitcoin mining hashrate by approximately 80 to 85 PH/s, or about 10%.

Q3’26 Financial Results

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Revenue: $1.9 million for Q3 2026, compared with $2.1 million in Q2 2026 and $2.2 million for Q3 2025. More miners actively mining raised production 35.8% to 23.9 Bitcoin, while the average value of each Bitcoin mined fell to approximately $71,400 from approximately $114,200.
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Mining margin: 50.7% in Q3 2026, compared with 29.0% in Q2 2026 and 49.0% in Q3 2025. Energy cost to mine one Bitcoin, net of curtailment and energy sales, was approximately $35,000, compared with approximately $58,000 in Q3 2025, and blended net power cost was approximately 2.4 cents per kilowatt-hour in Q3 2026. Curtailment and energy sales generated approximately $304,000 in Q3 2026, compared with approximately $152,000 in Q3 2025, primarily from summer heat-related curtailment at the Oklahoma site. Mining margin is digital mining revenue less digital mining cost of revenue, net of curtailment and energy sales.
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Operating costs: Total operating costs and expenses were approximately $2.8 million in Q3 2026, compared with $5.7 million in Q3 2025, primarily reflecting a $1.5 million decrease in staff costs and a $1.2 million decrease in depreciation and amortization. Operating loss narrowed to approximately $0.9 million from $3.5 million.
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Arch facility items: Q3 2026 results include a $6.7 million gain on the fair value of Digital Assets Receivable for Bitcoins held under the Company’s Arch loan, a $4.4 million loss on the related loan derivative and $1.0 million of interest expense, of which approximately $0.7 million was non-cash and related to the derivative. With the facility repaid on September 24, 2026, annual interest expense on the Company’s remaining secured debt is approximately $138,000.
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Net income attributable to common shareholders: approximately $0.4 million, or $0.20 per basic and diluted share, compared with a net loss of $4.1 million in Q3 2025. As the Bitcoin price rose from approximately $58,400 at June 30 to approximately $83,800 at September 30, 2026, the Company recorded the $6.7 million fair value gain for Digital Assets Receivable, partially offset by the $4.4 million loan derivative loss. Core EBITDA was approximately $2.3 million in Q3 2026, compared with Core EBITDA losses of $1.4 million in Q3 2025 and $2.8 million in Q2 2026.
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Balance sheet: Total liquidity was approximately $6.0 million at September 30, 2026, comprising 63.8 Bitcoin valued at approximately $5.3 million (at approximately $83,800 per Bitcoin), cash of approximately $0.7 million and marketable securities. Total liabilities were approximately $3.7 million, compared with $21.6 million at June 30, 2026. At October 31, 2026, the Company held 65.7 Bitcoin, valued at approximately $5.1 million based on a Bitcoin price of approximately $77,000, or approximately $2.00 of Bitcoin per share of common stock outstanding.

Q3’26 and Recent Operational Highlights

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Debt: Approximately 39.6 Bitcoin, valued at approximately $3.3 million, were returned to the Company when the Arch facility was repaid. The Company’s only remaining secured debt is a $1.25 million note with Brown Family Enterprises, LLC, whose maturity was extended on November 2, 2026, effective October 31, 2026, to December 31, 2027.
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S21++ purchase: In November 2026, purchased 600 Bitmain Antminer S21++ miners for approximately $1.0 million, paid in full in cash. Delivery is expected in late November, with deployment by mid-December 2026 at the Columbus, Mississippi site, where the new miners will replace approximately 500 S19 and 100 S19j Pro units in existing slots without additional power capacity. At an expected average 228 TH/s per miner, the new units are expected to produce approximately 137 PH/s in place of approximately 52 PH/s, a net increase of approximately 80 to 85 PH/s, or about 10% of our total active hashrate, which would bring active hashrate to approximately 880 PH/s from its October 31, 2026 level. At constant network difficulty and Bitcoin price, about 10% more hashrate would mean about 10% more Bitcoin mined. This estimate replaces the approximately 964 PH/s projection in the Company’s September 30, 2026 release, which included an approximately 3.5 megawatt expansion in Mississippi that is not included in the current estimate.
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Fleet refresh: Installed approximately 900 Bitmain Antminer S19j XP miners in Oklahoma by September 30, 2026, and moved the displaced S19j Pro units to Mississippi to replace older S19 units. Each swap replaces a machine producing approximately 95 TH/s with one averaging approximately 132 TH/s, about 39% more. Active hashrate declined to approximately 718 PH/s at September 30, 2026 from approximately 771 PH/s at June 30, 2026, primarily from degradation of older miners, then reached approximately 800 PH/s at October 31, 2026, up 11.4%, without adding power capacity.
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HPC: Operating a professional-grade graphics processing unit (“GPU”) at the Oklahoma site that has Verified status on the Vast.ai compute marketplace, which allows the Company to evaluate HPC and AI workloads on power the Company already owns.
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Columbus power: Secured 11 megawatts at the Columbus, Mississippi site under the Tennessee Valley Authority’s (“TVA”) new data center rate without the capacity commitment charge of approximately $1.5 million per megawatt, above the first five megawatts, that TVA now imposes on new data center load, a charge that would total approximately $9 million for 11 megawatts. The Company moved the site to Columbus Light and Water’s Large Data Service Rate (Schedule DCB) effective October 1, 2026, before the new rate took effect, increased contracted demand from 8.5 to 11 megawatts and made no capital contribution to the utility.

Management Commentary

“We own 26 megawatts of interconnected power, and our job is to earn the best return we can on every one of them,” said Bruce M. Rodgers, Chairman, Chief Executive Officer and President of PowerCompute. “This quarter we repaid our Bitcoin-backed debt, and we now use Bitcoin as working capital rather than collateral. This month we paid cash for 600 new miners that go into slots we already have and should add about 10% to our hashrate by mid-December. We keep replacing older machines with ones that produce more hashrate on the same power, and this summer we sold power back to the grid when that paid more than mining with it. Our GPU work in Oklahoma is early, but it is teaching us what it takes to run HPC on power we already own.”

“Revenue fell because each Bitcoin we mined was worth less on average, not because we mined less,” said Richard Russell, Chief Financial Officer of PowerCompute. “This quarter’s net income primarily came from lower operating costs and fair value gains as Bitcoin rose, on Bitcoin held as working capital and Bitcoin held under the settled Arch facility. What continues is the lower cost of debt: interest on our remaining secured debt now runs about $138,000 a year, and that note matures December 31, 2027.”

Investor Conference Call

PowerCompute will host a conference call today, Friday, November 13, 2026 at 8:30 AM EST, to discuss these results. A question-and-answer session will follow management's presentation.

Conference Call Details:

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Date: Friday, November 13, 2026
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Time: 8:30 AM EST
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Participant Call Links:
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Live Webcast: Link
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Participant Call Registration: Link

About PowerCompute

PowerCompute, Inc. (Nasdaq: PWCM), formerly LM Funding America, Inc., is an owner and operator of electrical infrastructure that converts electricity into Bitcoin and high-performance computing and artificial intelligence capacity. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of interconnected electrical infrastructure across Bitcoin data center facilities in Oklahoma and Mississippi.

The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in Florida. For more information, please visit https://www.power-compute.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties.

Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the Company’s ability to maintain compliance with the continued listing requirements of The Nasdaq Stock Market, including the minimum bid price requirement and the minimum Market Value of Listed Securities requirement if the stayed rule retakes effect; the availability, cost and timely delivery and installation of mining equipment and related infrastructure, including the effect of tariffs on imported equipment; the Company’s ability to increase active mining hash rate or realize anticipated improvements in fleet efficiency; the Company’s ability to energize remaining power capacity on anticipated timelines or at anticipated cost; the Company’s ability to repay or refinance its remaining indebtedness at or before maturity; the Company’s liquidity and the substantial doubt about its ability to continue as a going concern described in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026; the Company’s ability to obtain additional financing on acceptable terms and the dilution that any equity financing may cause; changes in Bitcoin prices, Bitcoin network difficulty and total network hash rate; the availability and pricing of energy sales and curtailment revenue; the Company’s ability to convert owned power capacity to HPC and AI use on anticipated timelines or at anticipated cost; the Company’s ability to acquire additional electrical capacity on acceptable terms; the Company’s ability to secure customers for HPC and AI capacity; changes in TVA or Columbus Light and Water rate schedules, tariffs or rate classifications, including the application, amount or timing of any capacity commitment charge, and the Company’s ability to maintain its current rate classification at the Columbus site; the anticipated reduction in interest and collar-related expense following repayment of the Company’s Bitcoin-backed credit facility; the availability and cost of GPU and related infrastructure equipment; competition in the HPC and AI compute market; and other risks associated with the Company’s Bitcoin mining, HPC, AI and specialty finance businesses.

The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update such statements except as required by applicable law.

Investor and Media Contact

KCSA Strategic Communications

Philip Carlson

pwcm@kcsa.com

212-896-1233

Non-GAAP Financial Measures

Our reported results are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We also disclose Earnings before Interest, Tax, Depreciation and Amortization (“EBITDA”) and Core Earnings before Interest, Tax, Depreciation and Amortization (“Core EBITDA”), which adjusts for unrealized loss (gain) on investment and equity securities, loss (gain) on disposal of mining equipment, loss on impairment of prepaid mining machine deposits, and stock compensation expense and option expense, all of which are non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of Bitcoin miners. Non-GAAP measures should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Core EBITDA is included in the tables below.

PowerCompute, Inc. and Subsidiaries Consolidated Statements of Operations (unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2026	2025	2026	2025
Revenues:
Digital mining revenues	$ 1,705,572	$ 2,010,404	$ 5,691,972	$ 6,090,708
Specialty finance revenue	94,825	141,634	290,253	303,968
Rental revenue	88,375	26,265	132,098	83,288
Total revenues	1,888,772	2,178,303	6,114,323	6,477,964
Operating costs and expenses:
Digital mining cost of revenues (exclusive of depreciation and amortization shown below)	1,144,403	1,177,184	4,584,020	4,013,878
Curtailment and energy sales	(304,301)	(151,887)	(816,967)	(524,842)
Staff costs and payroll	1,022,566	2,537,105	3,453,665	4,675,209
Depreciation and amortization	777,661	1,972,133	2,447,631	6,049,054
Loss (gain) on fair value of Bitcoin, net	(1,045,781)	(1,032,374)	4,057,244	(2,983,537)
Professional fees	525,295	443,335	1,321,378	1,116,649
Selling, general and administrative	331,880	448,487	1,053,625	1,133,871
Real estate management and disposal	30,869	14,687	64,252	73,421
Collection costs	9,301	1,702	34,485	27,643
Settlement costs with associations	-	-	-	3,693
Loss (gain) on disposal of assets	-	-	(2,739)	286,359
Other operating costs	307,760	284,929	1,115,978	799,889
Total operating costs and expenses	2,799,653	5,695,301	17,312,572	14,671,287
Operating loss	(910,881)	(3,516,998)	(11,198,249)	(8,193,323)
Unrealized gain (loss) on marketable securities	8,020	10,400	13,750	(3,420)
Unrealized gain (loss) on investment and equity securities	2,794	16,422	15,707	(140,452)
Impairment loss on prepaid mining machine deposit	-	-	(17,193)	-
Loss on loan derivative	(4,382,238)	-	(2,690,205)	-
Loss on fair value of purchased Bitcoin, net	-	-	-	(52,704)
Gain on fair value of digital assets receivable	6,681,408	-	1,802,195	-
Change in credit loss reserve on digital assets receivable	-	-	9,187	-
Interest expense	(1,011,929)	(235,282)	(2,244,187)	(683,734)
Interest income	555	916	15,619	2,592
Income (loss) before income taxes	387,729	(3,724,542)	(14,293,376)	(9,071,041)
Income tax expense	-	-	-	-
Net income (loss)	$ 387,729	$ (3,724,542)	$ (14,293,376)	$ (9,071,041)
Less: loss (gain) attributable to non-controlling interest	(805)	(4,903)	(3,224)	43,476
Net income (loss) attributable to PowerCompute, Inc.	$ 386,924	$ (3,729,445)	$ (14,296,600)	$ (9,027,565)
Less: deemed dividends (Note 6)	(13,196)	(347,782)	(53,219)	(347,782)

Net income (loss) attributable to common shareholders	$ 373,728	$ (4,077,227)	$ (14,349,819)	$ (9,375,347)

Basic income (loss) per common share (Note 1)	$ 0.20	$ (10.21)	$ (11.98)	$ (34.63)
Diluted income (loss) per common share (Note 1)	$ 0.20	$ (10.21)	$ (11.98)	$ (34.63)

Weighted average number of common shares outstanding
Basic	1,848,219	399,457	1,197,461	270,754
Diluted	1,861,381	399,457	1,197,461	270,754

PowerCompute, Inc. and Subsidiaries Consolidated Balance Sheets

	September 30,	December 31,
	2026 (unaudited)	2025
Assets
Cash	$ 652,628	$ 1,424,426
Marketable securities	51,130	37,380
Prepaid expenses and other assets	1,062,607	1,198,486
Finance receivables	-	17,533
Digital assets - current (Note 2)	5,349,553	2,563,474
Digital assets - collateral (Note 2)	-	5,500,000
Digital assets receivable, net (Note 2)	-	12,678,014
Galaxy loan derivative asset (Note 4)	-	47,673
Due from related parties (Note 7)	5,504	-
Income tax receivable	-	31,187
Current assets	7,121,422	23,498,173

Fixed assets, net (Note 3)	8,105,600	9,917,350
Intangible assets, net (Note 3)	6,130,406	6,327,769
Deposits on mining equipment	192,998	1,597
Investment in Seastar Medical Holding Corporation	40,780	25,073
Digital assets - long-term (Note 2)	-	8,233,035
Digital assets - collateral (Note 2)	-	2,200,000
Right of use assets (Note 5)	576,360	728,995
Other assets	326,543	384,234
Long-term assets	15,372,687	27,818,053
Total assets	$ 22,494,109	$ 51,316,226

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	1,579,477	1,745,875
Note payable - short-term (Note 4)	212,027	7,006,912
Master digital currency loan (Note 4)	-	10,920,838
Due to related parties (Note 7)	-	48,319
Current portion of lease liability (Note 5)	297,638	194,618
Total current liabilities	2,089,142	19,916,562

Note payable - long-term (Note 4)	1,250,000	1,932,502
Lease liability - net of current portion (Note 5)	326,785	590,368
Long-term liabilities	1,576,785	2,522,870
Total liabilities	3,665,927	22,439,432
Stockholders’ equity (Note 6)
Preferred stock, par value $.001; 150,000,000 shares authorized; no shares issued and outstanding as of September 30, 2026 and December 31, 2025	-	-
Common stock, par value $.001; 350,000,000 shares authorized; 2,535,061 and 564,940 shares issued and outstanding as of September 30, 2026 and December 31, 2025	2,535	565
Additional paid-in capital	127,442,742	123,199,948
Accumulated deficit	(106,879,528)	(92,582,928)
Total PowerCompute stockholders’ equity	20,565,749	30,617,585
Non-controlling interest	(1,737,567)	(1,740,791)
Total stockholders’ equity	18,828,182	28,876,794
Total liabilities and stockholders’ equity	$ 22,494,109	$ 51,316,226

PowerCompute, Inc. and Subsidiaries Consolidated Statements of Cash Flows

	Nine Months ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (14,293,376)	$ (9,071,041)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,447,631	6,049,054
Noncash lease expense	173,352	152,723
Amortization of debt issue costs and debt discount	1,899,325	66,994
Stock option expense	695,453	259,384
Accrued interest expense on finance lease	32,051	42,875
Loss (gain) on fair value of Bitcoin, net	4,057,244	(2,930,833)
Gain on fair value of digital assets receivable	(1,802,195)	-
Impairment loss on mining machine deposit	17,193	-
Unrealized loss (gain) on marketable securities	(13,750)	3,420
Loss on loan derivative	2,170,605	-
Change in credit loss reserve on digital assets receivable	(9,187)	-
Unrealized loss (gain) on investment and equity securities	(15,707)	140,452
Loss (gain) on disposal of fixed assets	(2,739)	286,359
Interest settled through sale of collateral Bitcoin	118,583	-
Interest capitalized into loan principal	58,287	-
Write-off of income tax receivable	31,187	-
Change in operating assets and liabilities:
Prepaid expenses and other assets	596,753	391,857
Due to related party	(53,823)	43,393
Accounts payable and accrued expenses	(114,562)	2,081,605
Mining of digital assets	(5,691,972)	(6,090,708)
Lease liability payments	(213,331)	(194,322)
Net cash used in operating activities	(9,912,978)	(8,768,788)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net collections (investment) of finance receivables - original product	11,604	(3,145)
Net collections (investment) in finance receivables - special product	5,929	(3,952)
Capital expenditures	(641,371)	(635,691)
Acquisition of hosting site	-	(4,230,368)
Collection of note receivable	-	200,000
Proceeds from sale of fixed assets	14,191	953,153
Investment in digital assets		(18,673,167)
Investment in digital assets - Tether	(5,297)	(29,572)
Proceeds from sale of Bitcoin	7,279,498	6,984,091
Proceeds from the sale of Tether	3,173	29,460
Change in deposits for mining equipment	-	(1,004,326)
Distribution to members	-	(1,015)
Net cash provided by (used in) investing activities	6,667,727	(16,414,532)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings, net of issuance costs	-	1,240,195
Settlement of Galaxy loan collar derivative	(61,000)	-
Insurance financing repayments	(626,604)	(588,123)
Debt repayments	(250,000)	-
Proceeds from warrant exercise, net of issuance costs	5,471	95,999
Proceeds from the issuance of common stock, net of issuance costs	3,405,586	21,348,668
Issuance costs	-	-
Net cash provided by financing activities	2,473,453	22,096,739
NET DECREASE IN CASH	(771,798)	(3,086,581)
CASH - BEGINNING OF PERIOD	1,424,426	3,378,152
CASH - END OF PERIOD	$ 652,628	$ 291,571

PowerCompute, Inc. Non-GAAP Financials

	Three Months ended September 30,		Nine Months ended September 30,
	2026	2025	2026	2025

Net income (loss)	$ 387,729	$ (3,724,542)	$(14,293,376)	$(9,071,041)
Income tax expense	-	-	-	-
Interest expense	1,011,929	235,282	2,244,187	683,734
Depreciation and amortization	777,661	1,972,133	2,447,631	6,049,054
Income (loss) before interest, taxes & depreciation	$ 2,177,319	$ (1,517,127)	$ (9,601,558)	$(2,338,253)
Unrealized loss (gain) on investment and equity securities	(2,794)	(16,422)	(15,707)	140,452
Impairment loss on prepaid mining machine deposits	-	-	17,193	-
Loss (gain) on disposal of mining equipment	-	-	(2,739)	286,359
Stock compensation and option expense	165,005	123,958	695,453	259,384
Core income (loss) before interest, taxes & depreciation	$ 2,339,530	$ (1,409,591)	$ (8,907,358)	$(1,652,058)